News Release

For Immediate Release: April 23, 2007

MainStreet BankShares, Inc., ("MainStreet"), in Martinsville, Virginia held its Annual Meeting of Shareholders on Thursday, April 19, 2007 at The Museum of Natural History in Martinsville, Virginia. At the meeting, the shareholders elected three directors to Class C to serve until the 2010 Annual Meeting of Shareholders, or in the case of each director, until his or her successor is duly elected and qualifies. Directors elected were William L. Cooper, III, John M. Deekens, and Danny M. Perdue. Directors continuing in office are Joseph F. Clark, C. Laine Dalton, Larry A. Heaton, Morton W. Lester, Joel R. Shepherd (Chairman), and Michael A. Turner.

Also, effective April 19, 2007 was the retirement of Milford A. Weaver as a director to MainStreet due to the age requirement. Mr. Weaver was honored at the Annual Meeting. He was an organizing director of MainStreet.

MainStreet is the bank holding company for Franklin Community Bank, N.A. ("Franklin Bank") and MainStreet RealEstate, Inc. MainStreet also provides back room support services for community banks.

Contact: Larry A. Heaton, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(540) 489-3412